                         Consent of Independent Auditors
                         -------------------------------


The Retirement Committee
Armstrong World Industries, Inc.:

We consent to incorporation by reference in the Registration Statement No. 33-18997 on Form S-8 of Armstrong World Industries, Inc. of our report dated April 10, 2000, relating to the statements of net assets available for benefits of the Retirement Savings Plan for Hourly-Paid Employees of Armstrong World Industries, Inc. as of September 30, 1999 and 1998 and the related statements of changes in net assets available for benefits for each of the years in the two-year period ended September 30, 1999, which report is included herein.


KPMG LLP

Philadelphia, PA
April 10, 2000

                                      13